Exhibit 7.2

HLTI-CYBL

ACQUISITION OF HYBRID LIGHTING TECHNOLOGIES, INC

by

CYBERLUX CORPORATION

AGREEMENT AND PLAN OF ACQUISITION

This Agreement and Plan of Acquisition (“Agreement”) is entered into by and between Hybrid Lighting Technologies, Inc, a Florida corporation (“HLTI”), UTEK CORPORATION, a Delaware corporation (“UTEK”), and Cyberlux Corporation, a Nevada corporation (“CYBL”).

WHEREAS, UTEK owns 100% of the issued and outstanding shares of common stock of HLTI (“HLTI Shares”);

WHEREAS, before the Closing Date, HLTI will acquire the license for the fields of use as described in the License Agreement which is attached hereto as part of Exhibit A and made a part of this Agreement and the rights to develop and market a patented and proprietary technology for the fields of uses specified in the License Agreement (Technology);

WHEREAS, the parties desire to provide for the terms and conditions upon which HLTI will be acquired by CYBL in a stock-for-stock exchange (“Acquisition”) in accordance with the respective corporation laws of their state, upon consummation of which all HLTI Shares will be owned by CYBL, and all issued and outstanding HLTI Shares will be exchanged for Convertible Preferred stock of CYBL with terms and conditions as set forth more fully in this Agreement; and

WHEREAS, for federal income tax purposes, it is intended that the Acquisition qualifies within the meaning of Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended (“Code”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are by this Agreement acknowledged, the parties agree as follows:

ARTICLE 1

THE STOCK-FOR-STOCK ACQUISITION

1.01 The Acquisition

(a) Acquisition Agreement. Subject to the terms and conditions of this Agreement, at the Effective Date, as defined below, all HLTI Shares shall be acquired from UTEK by CYBL in accordance with the respective corporation laws of their states and the provisions of this Agreement and the separate corporate existence of HLTI, as a wholly-owned subsidiary of CYBL, shall continue after the closing.

(b) Effective Date. The Acquisition shall become effective (“Effective Date”) upon the execution of this Agreement and closing of the transaction.

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1.02 The Consideration.

On the date of Closing (“the Effective Date”) Cyberlux Corporation (CYBL) shall acquire all 1,000 Shares of common stock of Hybrid Lighting Technologies, Inc, which represent all of the issued and outstanding at the date of closing, and in exchange for consideration of the sum of $1,537,000 to be paid to UTEK as follows:

a) 26,500,000 shares of CYBL unregistered common stock; and

b) the balance of $768,500 shall be in the form of 50,000 shares (as described in Exhibit D of the Acquisition Agreement) of convertible preferred stock, as approved and authorized by the board of directors of CYBL as follows: At any time after twelve (12) months from the date of closing, UTEK shall have the right to convert part or all its convertible preferred stock to unrestricted common stock (“Conversion Shares”) of Cyberlux Corporation, the number of shares to be adjusted to equal the amount of $768,500 the price per share shall be based on the previous 10 day average closing bid price on the day of conversion. For example, on the date of conversion to common, if the 10 day average closing bid price is $.029, then UTEK shall receive 26,500,000 shares of common stock in Cyberlux Corporation. The common stock that UTEK receives, shall be delivered to UTEK within 30 days of the exercise and which shall be validly issued, fully paid and non-assessable, and

c) The return yield on the convertible preferred stock shall be 5% compounded quarterly, paid in cash or in-kind, and will be required to be paid at the time of conversion, and

d) The IRREVOCABLE TRANSFER AGENT INSTRUCTIONS, attached hereto, instructs the Transfer Agent to effectuate UTEK’S option to convert said shares and further advises the parties that the Transfer Agent will be notified to reserve the approved number of shares required to effectuate the conversion.

1.03 Effect of Acquisition.

(a) Rights in HLTI Cease. At and after the Effective Date, the holder of each certificate of common stock of HLTI shall cease to have any rights as a shareholder of HLTI.

(b) Closure of HLTI Shares Records. From and after the Effective Date, the stock transfer books of HLTI shall be closed, and there shall be no further registration of stock transfers on the records of HLTI.

1.04 Closing. Subject to the terms and conditions of this Agreement, the Closing of the Acquisition shall be the date of the last executed signature affixed to this Agreement, but in no event later than January             , 2007.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.01 Representations and Warranties of UTEK and HLTI. UTEK and HLTI jointly and severally represent and warrant to CYBL that the facts set forth below are true and correct:

(a) Organization. HLTI and UTEK are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, and they have the requisite power and authority to conduct their business and consummate the transactions contemplated by this Agreement. True, correct and complete copies of the articles of incorporation, bylaws and all corporate minutes of HLTI have been provided to CYBL and such documents are presently in effect and have not been amended or modified.

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(b) Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the board of directors and shareholder of HLTI and the board of directors of UTEK; no other corporate action by the respective parties is necessary in order to execute, deliver, consummate and perform their respective obligations hereunder; and HLTI and UTEK have all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

(c) Capitalization. The authorized capital of HLTI consists of 1,000,000 shares of common stock with a par value $.01 per share. At the date of this Agreement, 1,000 HLTI Shares are issued and outstanding as follows:

Shareholder	Number of HLTI Shares
UTEK Corporation	1000

Total	1000

All issued and outstanding HLTI Shares have been duly and validly issued and are fully paid and non-assessable shares and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws. HLTI is not authorized to issue any preferred stock. All dividends on HLTI Shares which have been declared prior to the date of this Agreement have been paid in full. There are no outstanding options, warrants, commitments, calls or other rights or Agreements requiring HLTI to issue any HLTI Shares or securities convertible, exercisable or exchangeable into HLTI Shares to anyone for any reason whatsoever. None of the HLTI Shares is subject to any charge, claim, condition, interest, lien, pledge, option, security interest or other encumbrance or restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(d) Binding Effect. The execution, delivery, performance and consummation of this Agreement, the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which HLTI or UTEK is a party and will not create a default under any such obligation or under any Agreement to which HLTI or UTEK is a party. This Agreement constitutes a legal, valid and binding obligation of HLTI, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor’s rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

(e) Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or, to the best of HLTI’s and UTEK’s knowledge, information and belief, threatened, which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on the business, results of operations, assets or prospects of HLTI.

(f) No Conflicting Agreements. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance by HLTI or UTEK with the terms or provisions of this Agreement nor all other documents or agreements contemplated by this Agreement and the consummation of the transaction contemplated by this Agreement will result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, HLTI’s or UTEK’s articles of incorporation or bylaws, the Technology, the License Agreement, or any agreement, contract, instrument, order, judgment or decree to which HLTI or UTEK is a party or by which HLTI or UTEK or any of their respective assets is bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or government entity which materially affects their respective assets or businesses.

(g) Consents. No consent from or approval of any court, governmental entity or any other

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person is necessary in connection with execution and delivery of this Agreement by HLTI and UTEK or performance of the obligations of HLTI and UTEK hereunder or under any other agreement to which HLTI or UTEK is a party; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of the Technology, the License Agreement, or any other material right, privilege, license or agreement relating to HLTI or its assets or business.

(h) Title to Assets. HLTI has or has agreed to enter into the agreements as listed on Exhibit A attached hereto. These agreements and the assets shown on the balance sheet of attached Exhibit B are the sole assets of HLTI. Except as set forth on Schedule 2.01(h), HLTI has good and marketable title to its assets, free and clear of all liens, claims, charges, mortgages, options, security agreements and other encumbrances of every kind or nature whatsoever. On the Closing Date, HLTI will have good and marketable title to its assets, free and clear of all liens, claims, charges, mortgages, options, security agreements and other encumbrances of every kind and nature whatsoever.

(i) Intellectual Property

(1) The University of California-Santa Barbara (“University”) invented and owns the Technology and has all right, power, authority and ownership and entitlement to file, prosecute and maintain in effect the Patent application with respect to the Inventions listed in Exhibit A hereto.

(2) The License Agreement between Laboratory and HLTI covering the Inventions is legal, valid, binding and will be enforceable in accordance with its terms as contained in Exhibit A.

(3) Except as otherwise set forth in this Agreement, CYBL acknowledges and understands that HLTI and UTEK make no representations and provide no assurances that the rights to the Technology and Intellectual Property contained in the License Agreement do not, and will not in the future, infringe or otherwise violate the rights of third parties; however, HLTI and UTEK have no knowledge of pending or threatened claims by, or any basis for any claims by, any third parties alleging such infringement or other violation, and

(4) Except as otherwise expressly set forth in this Agreement, HLTI and UTEK make no representations and extend no warranties of any kind, either express or implied, including, but not limited to warranties of merchantability, fitness for a particular purpose, non-infringement and validity of the Intellectual Property.

(j) Liabilities of HLTI. HLTI has no assets (except as set forth in Section 2.01 (h)), no liabilities or obligations of any kind, character or description except those listed on the attached schedules and exhibits.

(k) Financial Statements. The unaudited financial statements of HLTI, including a balance sheet, attached as Exhibit B and made a part of this Agreement, are, in all respects, complete and correct and present fairly HLTI’s financial position and the results of its operations on the dates and for the periods shown in this Agreement; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations. HLTI has not engaged in any business not reflected in its financial statements. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since the date of its financial statements. There are no, and on the Closing Date there will be no, outstanding obligations or liabilities of HLTI except as specifically set forth in the financial statements and the other attached schedules and exhibits. There is no information known to HLTI or UTEK that would prevent the financial statements of HLTI from being audited in accordance with generally accepted accounting principles.

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(l) Taxes. All returns, reports, statements and other similar filings required to be filed by HLTI with respect to any federal, state, local or foreign taxes, assessments, interests, penalties, deficiencies, fees and other governmental charges or impositions have been timely filed with the appropriate governmental agencies in all jurisdictions in which such tax returns and other related filings are required to be filed; all such tax returns properly reflect all liabilities of HLTI for taxes for the periods, property or events covered by this Agreement; and all taxes, whether or not reflected on those tax returns, and all taxes claimed to be due from HLTI by any taxing authority, have been properly paid, except to the extent reflected on HLTI’s financial statements, where HLTI has contested in good faith by appropriate proceedings and reserves have been established on its financial statements to the full extent if the contest is adversely decided against it. HLTI has not received any notice of assessment or proposed assessment in connection with any tax returns, nor is HLTI a party to or to the best of its knowledge, expected to become a party to any pending or threatened action or proceeding, assessment or collection of taxes. HLTI has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any taxes. There are no tax liens (other than any lien which arises by operation of law for current taxes not yet due and payable) on any of its assets. There is no basis for any additional assessment of taxes, interest or penalties. HLTI has made all deposits required by law to be made with respect to employees’ withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon HLTI. HLTI is not and has never been a party to any tax-sharing agreements with any other person or entity.

(m) Absence of Certain Changes or Events. From the date of the full execution of the Term Sheet until the Closing Date, HLTI has not, and without the written consent of CYBL, it will not have:

(1) Sold, encumbered, assigned let lapsed or transferred any of its material assets, including without limitation the Intellectual Property, the License Agreement or any other material asset;

(2) Amended or terminated the License Agreement or other material agreement or done any act or omitted to do any act which would cause the breach of the License Agreement or any other material agreement;

(3) Suffered any damage, destruction or loss whether or not in control of HLTI;

(4) Made any commitments or agreements for capital expenditures or otherwise;

(5) Entered into any transaction or made any commitment not disclosed to CYBL;

(6) Incurred any material obligation or liability for borrowed money;

(7) Done or omitted to do any act, or suffered any other event of any character, which is reasonable to expect, would adversely affect the future condition (financial or otherwise), assets or liabilities or business of HLTI; or

(8) Taken any action, which could reasonably be foreseen to make any of the representations or warranties made by HLTI or UTEK untrue as of the date of this Agreement or as of the Closing Date.

(n) Material Agreements. Exhibit A attached contains a true and complete list of all contemplated and executed agreements between HLTI and a third party. A complete and accurate copies of all material agreements, contracts and commitments of the following types, whether written or oral, to which it is a party or is bound (Contracts), has been provided to CYBL. Such executed Contracts are, and such contemplated Contracts will be, at the Closing Date, in full force and effect without modifications or amendment and constitute the legally valid and binding obligations of HLTI in accordance with their respective terms and will continue to be valid and enforceable following the Acquisition. HLTI is not, and will not be at the Closing Date, in default of any of the Contracts. In addition:

(1) There are no outstanding unpaid promissory notes, mortgages, indentures, deed of trust, security agreements and other agreements and instruments relating to the borrowing of money by or any extension of credit to HLTI; and

HLTI-CYBL

(2) There are no outstanding operating agreements, lease agreements or similar agreements by which HLTI is bound; and

(3) The complete final draft of the License Agreement has been provided to CYBL; and

(4) Except as set forth in (3) above, there are no outstanding licenses to or from others of any Intellectual Property and trade names; and

(5) There are no outstanding agreements or commitments to sell, lease or otherwise dispose of any of HLTI’s property; and

(6) There are no breaches of any agreement to which HLTI is a party.

(o) Compliance with Laws. HLTI is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.

(p) Litigation. There is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or to the best knowledge of HLTI or UTEK, threatened against HLTI, the Technology, or License Agreement, affecting its assets or business (financial or otherwise), and neither HLTI nor UTEK is in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority relating to the assets, business or properties of HLTI or the transactions contemplated hereby. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect the assets or business of HLTI or the transactions contemplated hereby.

(q) Employees. HLTI has no and never had any employees. HLTI is not a party to or bound by any employment agreement or any collective bargaining agreement with respect to any employees. HLTI is not in violation of any law, rule or regulation relating to employment of employees.

(r) Neither HLTI nor UTEK has any knowledge of any existing or threatened occurrence, action or development that could cause a material adverse effect on HLTI or its business, assets or condition (financial or otherwise) or prospects.

(s) Employee Benefit Plans. There are no and have never been any employee benefit plans, and there are no commitments to create any, including without limitation as such term is defined in the Employee Retirement Income Security Act of 1974, as amended, in effect, and there are no outstanding or un-funded liabilities nor will the execution of this Agreement and the actions contemplated in this Agreement result in any obligation or liability to any present or former employee.

(t) Books and Records. The books and records of HLTI are complete and accurate in all material respects, fairly present its business and operations, have been maintained in accordance with good business practices, and applicable legal requirements, and accurately reflect in all material respects its business, financial condition and liabilities.

HLTI-CYBL

(u) No Broker’s Fees. Neither UTEK nor HLTI has incurred any investment banking, advisory or other similar fees or obligations in connection with this Agreement or the transactions contemplated by this Agreement.

(v) Full Disclosure. All representations or warranties of UTEK and HLTI are true, correct and complete in all material respects to the best of UTEK’s and HLTI’s knowledge on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by them in this Agreement or in the exhibits and schedules to this Agreement or any document delivered by them or on their behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

2.02 Representations and Warranties of CYBL. CYBL represents and warrants to UTEK and HLTI that the facts set forth below are true and correct.

(a) Organization. CYBL is a corporation duly organized, validly existing and in good standing under the laws of Nevada, is qualified to do business as a foreign corporation in other jurisdictions in which the conduct of its business or the ownership of its properties require such qualification, and have all requisite power and authority to conduct its business and operate its properties.

(b) Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the board of directors of CYBL; no other corporate action on CYBL’s part is necessary in order to execute, deliver, consummate and perform its obligations hereunder; and it has all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

(c) Capitalization. The authorized capital of CYBL consists 700.000,000 shares of common stock with a par value $0.001 per share (CYBL Common Shares) and on the Effective Date of the Acquisition 138,222,957 CYBL Shares will be issued and outstanding. All issued and outstanding CYBL Shares have been duly and validly issued and are fully paid and non-assessable shares and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws.

(d) Anti Dilution Adjustments. UTEK currently owns 493,800 common shares of CYBL and will be acquiring an additional 26,500,000 unregistered shares of CYBL totaling 26,993,800 registered and unregistered shares; and a total of 150,000 convertible preferred shares, and based on a total of 223,381,577 issued shares this total will represent 55% ownership position in CYBL shares on an “as if converted basis”. For a period of twelve months from the Effective date of this Agreement, the aggregate number of shares of Stock that Utek has received shall be adjusted proportionately by the Board of Directors of CYBL for any increase in the number of outstanding shares of Stock resulting from the issuance of any additional equity securities ,(not including employee stock option plans), by the Company to any of its current list of management and directors as of the Effective Date.

For purposes in this Agreement, “as if converted basis” shall mean total outstanding common shares after giving effect to the conversion of all outstanding equity securities including preferred stock or other convertible instruments.

(e) Binding Effect. The execution, delivery, performance and consummation of the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which CYBL is a party and will not create a default hereunder, and this Agreement constitutes a legal, valid and binding obligation of CYBL, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor’s rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

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(f) Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or to its knowledge threatened which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on its business, results of operations, assets, prospects or the results of its operations of CYBL.

(g) No Conflicting Agreements. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance by CYBL with the terms or provisions of this Agreement will result in a breach of the terms, conditions or provisions of, or constitute default under, or result in a violation of, the corporate charter or bylaws, or any agreement, contract, instrument, order, judgment or decree to which it is a party or by which it or any of its assets are bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or governmental entity which materially affects its assets or business.

(h) Consents. Assuming the correctness of UTEK’s and HLTI’s representations, no consent from or approval of any court, governmental entity or any other person is necessary in connection with its execution and delivery of this Agreement; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of any material right, privilege, license or agreement relating to CYBL or its assets or business.

(i) Financial Statements. The unaudited financial statements of CYBL attached as Exhibit C present fairly its financial position and the results of its operations on the dates and for the periods shown on such statements; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations. CYBL has not engaged in any business not reflected in its financial statements. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since the date of its financial statements. There are no outstanding obligations or liabilities of CYBL except as specifically set forth in the CYBL financial statements.

(j) Full Disclosure. All representations or warranties of CYBL are true, correct and complete in all material respects on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by it in this Agreement or in the exhibits to this Agreement or any document delivered by it or on its behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

(k) Compliance with Laws. CYBL is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.

(l) Litigation. There is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or, to the best knowledge of CYBL, threatened against CYBL materially affecting its assets or business (financial or otherwise), and CYBL is not in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority. There are no pending or, to the knowledge of CYBL, threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect its assets or business. CYBL has no knowledge of any existing or threatened occurrence, action or development that could cause a material adverse affect on CYBL or its business, assets or condition (financial or otherwise) or prospects.

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(m) Development. CYBL agrees and warrants that it has the expertise necessary to and has had the opportunity to independently evaluate the inventions of the Licensed Patents and develop same for the market. CYBL further agrees that it will provide UTEK with copies of progress reports made to the university as required under the subject license agreement on a quarterly basis.

(n) Investment Company. CYBL is not an investment company, either registered or unregistered.

2.03 Investment Representations of UTEK. UTEK represents and warrants to CYBL that:

(a) General. It has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in CYBL Shares pursuant to the Acquisition. It is able to bear the economic risk of the investment in CYBL Shares, including the risk of a total loss of the investment in CYBL Shares. The acquisition of CYBL Shares is for its own account and is for investment and not with a view to the distribution of this Agreement. Except a permitted by law, it has a no present intention of selling, transferring or otherwise disposing in any way of all or any portion of the shares at the present time. All information that it has supplied to CYBL is true and correct. It has conducted all investigations and due diligence concerning CYBL to evaluate the risks inherent in accepting and holding the shares which it deems appropriate, and it has found all such information obtained fully acceptable. It has had an opportunity to ask questions of the officer and directors of CYBL concerning CYBL Shares and the business and financial condition of and prospects for UTEK CLIENT, and the officers and directors of CYBL have adequately answered all questions asked and made all relevant information available to them. UTEK is an accredited investor, as the term is defined in Regulation D, promulgated under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b) Stock Transfer Restrictions. UTEK acknowledges that the CYBL Shares will not be registered and UTEK will not be permitted to sell or otherwise transfer the CYBL Shares in any transaction in contravention of the following legend, which will be imprinted in substantially the following form on the stock certificate representing CYBL Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISION OF THE ACT AND THE LAWS OF SUCH STATES UNDER WHOSE LAWS A TRANSFER OF SECURITIES WOULD BE SUBJECT TO A REGISTRATION REQUIREMENT, UNLESS UTEK CORPORATION HAS OBTAINED AN OPINION OF COUNSEL STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.

(c) Legend. Subject to Rule 144 restrictions, 12 months following the stock acquisition described herein, CYBL agrees to and shall direct its transfer agent to remove the above legend upon the issuance by UTEK's legal counsel that the above legend can be removed from UTEK's shares. CYBL agrees to and promptly shall provide any information requested by UTEK or UTEK's counsel and to make further direction to its transfer agent as necessary for such issuance of an opinion regarding removal of the legend or the sale of such restricted shares under Rule 144 or other available exemption from registration. A letter affecting the issuance of the certificate without the restrictive legend one year from the date of closing is attached as Exhibit D.

(d) In the event that CYBL fails to direct its transfer agent to remove the legend within fifteen (15) days of request by UTEK, CYBL shall be liable to an additional fee of ten percent (10%) of the current value of the shares held by UTEK, as well as any and all attorney fees and costs that UTEK may incur as a result of CYBL failing to comply in this request.

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(e) Stock Transfer Restrictions. As agreed, UTEK will have “piggyback” registration rights for all of the common shares it will receive in this transaction.

ARTICLE 3

TRANSACTIONS PRIOR TO CLOSING

3.01. Corporate Approvals. Prior to Closing Date, each of the parties shall submit this Agreement to its board of directors and, if necessary, its respective shareholders and obtain approval of this Agreement. Copies of corporate actions taken shall be provided to each party.

3.02 Access to Information. Each party agrees to permit, upon reasonable notice, the attorneys, accountants, and other representatives of the other parties reasonable access during normal business hours to its properties and its books and records to make reasonable investigations with respect to its affairs, and to make its officers and employees available to answer questions and provide additional information as reasonably requested.

3.03 Expenses. Each party agrees to bear its own expenses in connection with the negotiation and consummation of the Acquisition and the transactions contemplated by this Agreement.

3.04 Covenants. Except with the prior written approval of CYBL or of HLTI or UTEK, as the case may be, each party agrees that it will:

(a) Use its good faith efforts to obtain all requisite licenses, permits, consents, approvals and authorizations necessary in order to consummate the Acquisition; and

(b) Notify the other parties upon the occurrence of any event which would have a materially adverse effect upon the Acquisition or the transactions contemplated by this Agreement or upon the business, assets or results of operations; and

(c) Not modify its corporate structure, except, upon prior written notice to the other parties, as necessary or advisable in order to consummate the Acquisition and the transactions contemplated by this Agreement.

ARTICLE 4

CONDITIONS PRECEDENT

The obligation of the parties to consummate the Acquisition and the transactions contemplated by this Agreement are subject to the following conditions that may be waived, to the extent permitted by law:

4.01. Each party must obtain the approval of its board of directors and such approval shall not have been rescinded or restricted.

4.02. Each party shall obtain all requisite licenses, permits, consents, authorizations and approvals required to complete the Acquisition and the transactions contemplated by this Agreement.

4.03. There shall be no claim or litigation instituted or threatened in writing by any person or

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government authority seeking to restrain or prohibit any of the contemplated transactions contemplated by this Agreement or challenge the right, title and interest of UTEK in the HLTI Shares, HLTI in the License Agreement, or the right of HLTI or UTEK to consummate the Acquisition contemplated hereunder.

4.04. The representations and warranties of the parties shall be true and correct in all material respects at the Effective Date.

4.05. The Technology and Intellectual Property shall have been prosecuted in good faith with reasonable diligence.

4.06. The License Agreement shall have been executed and delivered by all parties thereto and, to the best knowledge of UTEK and HLTI, the License Agreement shall be valid and in full force and effect without any default under such agreement.

4.07. CYBL shall have received, at or within 5 days before the Closing Date, each of the following:

(a) the stock certificates representing the HLTI Shares, duly endorsed (or accompanied by duly executed stock powers) by UTEK for cancellation;

(b) all documentation relating to HLTI’s business, all in form and substance satisfactory to CYBL;

(c) such agreements, files and other data and documents pertaining to HLTI’s business as CYBL may reasonably request;

(d) copies of the general ledgers and books of account of HLTI, and all federal, state and local income, franchise, property and other tax returns filed by HLTI since the inception of HLTI;

(e) certificates of (i) the Secretary of State of the State of Florida as to the legal existence and good standing, as applicable (including tax), of HLTI in Florida;

(f) the original corporate minute books of HLTI, including the articles of incorporation and bylaws of HLTI, and all other documents filed in this Agreement;

(g) all consents, assignments or related documents of conveyance to give CYBL the benefit of the transactions contemplated hereunder;

(h) such documents as may be needed to accomplish the Closing under the corporate laws of the states of incorporation of CYBL and HLTI, and

(i) such other documents, instruments or certificates as CYBL, or its counsel may reasonably request.

4.08. CYBL shall have completed its due diligence investigation of HLTI to CYBL’s satisfaction in its sole discretion.

4.09. CYBL shall receive the resignations of each director and officer of HLTI effective the Closing Date.

HLTI-CYBL

ARTICLE 5

INDEMNIFICATION AND LIABILITY LIMITATION

5.01. Survival of Representations and Warranties.

(a) The representations and warranties made by UTEK and HLTI shall survive for a period of 1 year after the Closing Date, and thereafter all such representation and warranties shall be extinguished, except with respect to claims then pending for which specific notice has been given during such 1-year period.

(b) The representations and warranties made by CYBL shall survive for a period of 1 year after the Closing Date, and thereafter all such representations and warranties shall be extinguished, except with respect to claims then pending for which specific notice has been given during such 1-year period.

5.02 Limitations on Liability. CYBL agrees that UTEK shall not be liable under this agreement to CYBL or their respective successor’s, assigns or affiliates except where damages result directly from the gross negligence or willful misconduct of UTEK or its employees. In no event shall UTEK's liability exceed the total amount of the fees paid to UTEK under this agreement, nor shall UTEK be liable for incidental or consequential damages of any kind. CYBL shall indemnify UTEK, and hold UTEK harmless against any and all claims by third parties for losses, damages or liabilities, including reasonable attorneys fees and expenses (“Losses”), arising in any manner out of or in connection with the rendering of services by UTEK under this Agreement, unless it is finally judicially determined that such Losses resulted from the gross negligence or willful misconduct of UTEK. The terms of this paragraph shall survive the termination of this agreement and shall apply to any controlling person, director, officer, employee or affiliate of UTEK.

5.03 Indemnification. CYBL agrees to indemnify and hold harmless UTEK and its subsidiaries and affiliates and each of its and their officers, directors, principals, shareholders, agents, independent contactors and employees (collectively “Indemnified Persons”) from and against any and all claims, liabilities, damages, obligations, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation) arising out of or relating to matters or arising from this Agreement, except to the extent that any such claim, liability, obligation, damage, cost or expense shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted.

(a) Limitation of Liability. CYBL agrees that no Indemnified Person shall have any liability as a result of the execution and delivery of this Agreement, or other matters relating to or arising from this Agreement, other than liabilities that shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted. Without limiting the generality of the foregoing, in no event shall any Indemnified Person be liable for consequential, indirect or punitive damages, damages for lost profits or opportunities or other like damages or claims of any kind. In no event shall UTEK's liability exceed the total amount of the fees paid to UTEK under this Agreement.

ARTICLE 6

REMEDIES

6.01 Specific Performance. Each party’s obligations under this Agreement are unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages. Accordingly, the non-defaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

HLTI-CYBL

6.02 Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

ARTICLE 7

ARBITRATION

In the event a dispute arises with respect to the interpretation or effect of this Agreement or concerning the rights or obligations of the parties to this Agreement, the parties agree to negotiate in good faith with reasonable diligence in an effort to resolve the dispute in a mutually acceptable manner. Failing to reach a resolution of this Agreement, either party shall have the right to submit the dispute to be settled by arbitration under the Commercial Rules of Arbitration of the American Arbitration Association. The parties agree that, unless the parties mutually agree to the contrary such arbitration shall be conducted in State of Florida. The cost of arbitration shall be borne by the party against whom the award is rendered or, if in the interest of fairness, as allocated in accordance with the judgment of the arbitrators. All awards in arbitration made in good faith and not infected with fraud or other misconduct shall be final and binding. The arbitrators shall be selected as follows: one by CYBL, one by UTEK and a third by the two selected arbitrators. The third arbitrator shall be the chairman of the panel.

ARTICLE 8

MISCELLANEOUS

8.01. No party may assign this Agreement or any right or obligation of it hereunder without the prior written consent of the other parties to this Agreement. No permitted assignment shall relieve a party of its obligations under this Agreement without the separate written consent of the other parties.

8.02. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

8.03. Each party agrees that it will comply with all applicable laws, rules and regulations in the execution and performance of its obligations under this Agreement.

8.04. This Agreement shall be governed by and construct in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

8.05. This document constitutes a complete and entire agreement among the parties with reference to the subject matters set forth in this Agreement. No statement or agreement, oral or written, made prior to or at the execution of this Agreement and no prior course of dealing or practice by either party shall vary or modify the terms set forth in this Agreement without the prior consent of the other parties to this Agreement. This Agreement may be amended only by a written document signed by the parties.

8.06. Notices or other communications required to be made in connection with this Agreement shall be sent by U.S. mail, certified, return receipt requested, personally delivered or sent by express delivery service and delivered to the parties at the addresses set forth below or at such other address as may be changed from time to time by giving written notice to the other parties.

8.07. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.08.	This Agreement may be executed in multiple counterparts, each of which shall constitute one and a single Agreement.

HLTI-CYBL

8.09 Any facsimile signature of any part to this Agreement or to any other Agreement or document executed in connection of this Agreement should constitute a legal, valid and binding execution by such parties.

CYBERLUX CORPORATION		HYBRID LIGHTING TECHNOLOGIES, INC

By:	/s/ Donald Evans	By:	/s/ Claire Guyer
	Donald F. Evans,		Claire Guyer
	CEO		President

	Address:		Address:
	4625 Creekstone Dr. Suite 100		2109 E. Palm Avenue
	Durham, NC 27703		Tampa, Florida 33605

Date:	January 5, 2007	Date:	January 11, 2007

UTEK CORPORATION		UTEK CORPORATION

By:	/s/ Clifford M. Gross	By:	/s/ Douglas A. Schaedler
	Clifford M. Gross,		Douglas A. Schaedler
	Chief Executive Officer		Chief Compliance Officer

	Address:		Address:
	2109 E. Palm Avenue		2109 E. Palm Avenue
	Tampa, Florida 33605		Tampa, Florida 33605

Date:	January 11, 2007	Date:	January 11, 2007

HLTI-CYBL

EXHIBIT A

Outstanding Agreements

License Agreement from University of California-Santa Barbara (UCSB)

Page15 of 18

HLTI-CYBL

EXHIBIT B

HYBRID LIGHTING TECHNOLOGIES, INC

Financial Statements as of

                        , 2006

HLTI-CYBL

EXHIBIT C

Cyberlux Corporation

FORM 10-QSB

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Including Un-Audited Financial Statements

For the fiscal quarter ended September 30, 2006

HLTI-CYBL

EXHIBIT D

Cyberlux Corporation

IRREVOCABLE TRANSFER AGENT INSTRUCTIONS